As filed with the Securities and Exchange Commission on May 27, 2026

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

GridAI Technologies Corp.

(Exact name of registrant as specified in its charter)

Delaware	2834	46-4993860
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

433 Plaza Real, Suite 275

Boca Raton, Florida 33432

(561) 589-7020

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jason D. Sawyer

Chief Executive Officer

GridAI Technologies Corp.

433 Plaza Real, Suite 275

Boca Raton, Florida 33432

(561) 589-7020

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ross Carmel, Esq.

Avital Perlman, Esq.

Sichenzia Ross Ference Carmel LLP

1185 Avenue of the Americas, 26th Floor

New York, NY 10036

(212) 930-9700

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☒

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. The selling stockholders listed herein may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 27, 2026

PRELIMINARY PROSPECTUS

6,204,920 Shares of Common Stock

The selling stockholders named in this prospectus may use this prospectus to offer and resell from time to time up to an aggregate of 6,204,920 shares of our common stock, par value $0.0001 per share (the “Common Stock”), which are comprised of (i) 161,260 shares of Common Stock (the “Common Shares”), (ii) 2,941,200 shares of common stock issuable upon exercise of pre-funded warrants (the “Pre-funded Warrants”) and (iii) 3,102,460 shares of common stock issuable upon exercise of common warrants (the “Common Warrants” and collectively with the Pre-funded Warrants, the “Warrants”) issued by us in private placements to the selling stockholders that are party to the Securities Purchase Agreements, dated May 8, 2026, May 11, 2026 and May 12, 2026 (the “Purchase Agreements”). The Common Shares and the shares of common stock issuable upon exercise of the Warrants are collectively referred to herein as the “Shares”.

We are not selling any shares of our common stock under this prospectus and will not receive any of the proceeds from the sale of the Shares by the selling stockholders. We will, however, receive the net proceeds of any Warrants exercised for cash.

The selling stockholders may sell or otherwise dispose of the Shares in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell or otherwise dispose of the Shares covered by this prospectus in the section entitled “Plan of Distribution” on page 14. Discounts, concessions, commissions and similar selling expenses attributable to the sale of the Shares will be borne by the selling stockholders. We will pay all expenses (other than discounts, concessions, commissions and similar selling expenses) relating to the registration of the Shares with the Securities and Exchange Commission (the “SEC”).

All historical share and per share information in this prospectus gives retroactive effect to a 1-for-3 reverse split of our common stock that became effective on August 18, 2025.

Our common stock is listed on the Nasdaq Capital Market under the symbol “GRDX”. On May 26 2026, the last reported sale price of our common stock on the Nasdaq Capital Market was $4.61 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of this prospectus and under similar headings in the documents incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is [  ], 2026

i

ABOUT THIS PROSPECTUS

This prospectus relates to the resale by the selling stockholders identified in this prospectus under the caption “Selling Stockholders,” from time to time, of up to an aggregate of 6,204,920 shares of our common stock. We are not selling any shares of our common stock under this prospectus, and we will not receive any proceeds from the sale of shares of common stock offered hereby by the selling stockholders, although we may receive cash from the exercise of the Warrants.

You should rely only on the information contained in this prospectus. We have not, and the selling stockholders have not, authorized anyone to provide you with information other than the information that has been provided or incorporated by reference in this prospectus and your reliance on any unauthorized information or representation is at your own risk. This prospectus may be used only in jurisdictions where offers and sales of these securities are permitted. You should assume that the information appearing in this prospectus is accurate only as of the date of this prospectus and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, or any sale of our securities. Our business, financial condition and results of operations may have changed since those dates.

The information appearing in this prospectus, the documents incorporated by reference in this prospectus and any free writing prospectus authorized for use in connection with this offering is accurate only as of its respective date, regardless of the time of delivery of the respective document or of any sale of securities covered by this prospectus. You should not assume that the information contained in or incorporated by reference in this prospectus, or in any free writing prospectus that is authorized for use in connection with this offering, is accurate as of any date other than the respective dates thereof.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference filed with the SEC before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in a document incorporated by reference is inconsistent with a statement in another document incorporated by reference having a later date, the statement in the document having the later date modifies or supersedes the earlier statement.

Neither we nor the selling stockholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons who come into possession of this prospectus and any free writing prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus and any free writing prospectus applicable to that jurisdiction.

Industry and Market Data

The information incorporated by reference or provided in this prospectus contains statistical data and estimates, including those relating to market size and competitive position of the markets in which we participate, that we obtained from our own internal estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Industry publications, studies and surveys generally state that they have been obtained from sources believed to be reliable. While we believe our internal company research is reliable and the definitions of our market and industry are appropriate, neither this research nor these definitions have been verified by any independent source.

ii

PROSPECTUS SUMMARY

This summary highlights selected information included elsewhere in or incorporated by reference in this prospectus and does not contain all the information that you should consider before investing in our securities. You should read the entire prospectus carefully, especially “Risk Factors” and the financial statements and related notes and other information incorporated by reference into this prospectus, before making your investment decision.

GridAI Technologies Corp.. and its consolidated subsidiaries are referred to herein as “GridAI,” “the Company,” “we,” “us” and “our,” unless the context indicates otherwise. References to “Grid AI Corp.” refer to Grid AI Corp., a Nevada corporation and our wholly owned subsidiary. References to “AMPX” refer to AMPX UK Holdings, a Cayman Islands company of which Grid AI holds 75% ownership interest. References to “ImmunogenX” refer to ImmunogenX, LLC (formerly ImmunogenX, Inc.), which was previously a wholly owned subsidiary of the Company and was disposed of on December 31, 2025.

Overview

GridAI Technologies Corp., formerly known as Entero Therapeutics, Inc., is a diversified technology and life sciences company operating through two principal areas: (i) energy orchestration and grid optimization software solutions through our subsidiary Grid AI Corp. and (ii) legacy biopharmaceutical development activities centered on Adrulipase for the treatment of exocrine pancreatic insufficiency. Effective December 1, 2025, the Company changed its name from “Entero Therapeutics, Inc.” to “GridAI Technologies Corp.” and changed its Nasdaq trading symbol from “ENTO” to “GRDX.”

On September 30, 2025, the Company completed a share exchange transaction pursuant to which it acquired 100% of the outstanding equity interests of Grid AI Corp., a Nevada corporation. At the time of the acquisition, Grid AI Corp. owned 75% of the issued and outstanding equity interests of AMPX UK Holdings, a Cayman Islands company, which holds the operating subsidiary AMPX Limited. Following the transaction, Grid AI Corp. and its subsidiaries, including AMPX, became consolidated subsidiaries of the Company.

Grid AI Corp. develops software and services designed to accelerate power availability and optimize energy infrastructure for artificial intelligence (AI) data centers and other large energy users. Grid AI Corp. is currently in the development stage of an AI data center platform. This platform aims to use and optimize distributed energy resources, including battery energy storage systems, on-site generation, and grid interconnections. Currently, there is no revenue generated from this AI data center platform. Grid AI Corp.’s commercial pipeline has recently been re-established and is continuing to develop through consulting-led engagements and targeted business development initiatives.

For the year ended December 31, 2025, the Company’s consolidated financial statements include the post-acquisition results of Grid AI Corp. and AMPX beginning on September 30, 2025. Prior to the Grid AI Corp. acquisition, the Company operated primarily as a clinical-stage biopharmaceutical company focused on targeted, non-systemic therapies for gastrointestinal diseases. Non-systemic therapies are non-absorbable drugs that act locally, such as in the intestinal lumen, skin or mucosa, without reaching an individual’s systemic circulation. In May 2024, the Company changed its name from First Wave BioPharma, Inc. to Entero Therapeutics, Inc.

The Company’s continuing legacy biopharmaceutical focus is Adrulipase, a recombinant lipase enzyme designed to enable the digestion of fats and other nutrients in patients with exocrine pancreatic insufficiency, including patients with cystic fibrosis and chronic pancreatitis. The Company plans to continue development activities relating to Adrulipase. The Company’s former Latiglutenase and CypCel programs were part of the ImmunogenX business, which was disposed of on December 31, 2025 in connection with the rescission transaction described below. The Company has also discontinued its Capeserod and Niclosamide programs. The Company terminated its license agreement with Sanofi relating to Capeserod on February 26, 2025 and no further payments were due thereunder.

In March 2025, the Company entered into a rescission agreement with ImmunogenX, LLC, formerly a wholly owned subsidiary of the Company, and the former shareholders of ImmunogenX. Under the rescission transaction, the parties agreed to unwind the Company’s prior acquisition of ImmunogenX by rescinding the previously issued Common Stock and Series G Preferred Stock issued in the transaction, conveying the equity interests of ImmunogenX back to the former ImmunogenX shareholders, and canceling the assumed ImmunogenX options and warrants. The Company retained approximately $695,814 of ImmunogenX accounts payable, while ImmunogenX remained responsible for approximately $9.3 million of secured debt and certain other obligations. The rescission transaction closed on December 31, 2025. Following the closing, ImmunogenX ceased to be a subsidiary of the Company, and the Company no longer held any ownership interest in that business.

As a result, as of December 31, 2025, the Company’s operations consist of (i) its newly acquired subsidiary, Grid AI Corp., and (ii) its continuing Adrulipase development program, which is conducted through its wholly owned subsidiary, First Wave Bio, Inc., together with related corporate activities.

We have incurred significant losses and negative cash flows from our operations since inception. As of March 31, 2026, we had an accumulated deficit of approximately $212.1 million and negative working capital of approximately $13.7 million. As of December 31, 2025, we had an accumulated deficit of approximately $208.8 million and negative working capital of approximately $12.6 million. Based on our historical and anticipated rate of cash expenditures, we do not anticipate our existing working capital will be sufficient to sustain our business through the commercialization of our product candidates or the execution of our current business plan. Therefore, we are dependent on obtaining additional funding from outside sources, including equity or debt financings, warrant exercises, strategic transactions, commercial arrangements, or other sources of financing, in order to continue our operations. We cannot provide assurance that additional financing will be available to us and, if available, that it will be completed on a timely basis, on acceptable terms or at all. If we are unable to obtain sufficient financing when needed, it would negatively impact our business and operations, which could cause the price of our Common Stock to decline or ultimately force us to reduce, suspend or cease operations.

To date, we have generated limited revenue and have experienced net losses and negative cash flows from operations. Our historical operations were funded primarily through sales of equity securities, equity-linked securities and debt financings. In 2025, our business changed significantly as a result of the acquisition of Grid AI Corp. and the completion of the rescission transaction involving ImmunogenX, LLC. Notwithstanding those transactions, as of March 31, 2026, we remained dependent on external sources of capital to fund our operations, satisfy our obligations and execute our business plan. Our capital requirements reflect the combined needs of both the AI Segment and the GI Segment, including funding for platform development, operations and integration activities within the AI Segment and potential future development activities within the GI Segment.

As of March 31, 2026, we had cash and cash equivalents of approximately $386,000, working capital deficit of approximately $13.7 million, and an accumulated deficit of approximately $212.1 million. As of December 31, 2025, we had cash and cash equivalents of approximately $0.9 million, working capital deficit of approximately $12.6 million, and an accumulated deficit of approximately $208.8 million. During the years ended December 31, 2025 and 2024, we incurred net losses of approximately $6.6 million and $18.1 million, respectively. We have not yet achieved profitability and expect to continue to incur losses for the foreseeable future. Our future capital needs will depend on a number of factors, including the operating requirements of the GridAI and AMPX business, our corporate overhead, debt service obligations, public company costs and the extent to which we seek to preserve, resume or advance development activities relating to Adrulipase.

Our independent auditors, in their reports dated May 1, 2026 and April 1, 2025 with respect to our financial statements for the years ended December 31, 2025 and 2024, respectively, included explanatory paragraphs expressing substantial doubt regarding our ability to continue as a going concern. The going concern disclosures reflected, among other factors, the Company’s recurring operating losses, negative operating cash flows, accumulated deficit, limited liquidity position and dependence on additional financing to fund operations and execute its business plan.

During 2025 and the three months ended March 31, 2026, the Company underwent significant operational and strategic changes, including the acquisition of Grid AI Corp., the rescission transaction involving ImmunogenX, LLC, the continued integration and commercialization efforts associated with the GridAI and AMPX business, and multiple financing transactions. Notwithstanding these developments, the Company continued to experience operating losses and remained dependent on external financing sources to support operations, satisfy obligations and execute its business plan.

In connection with the acquisition of Grid AI Corp. the Company issued 38,801.546 shares of the Company’s Series H Non-Voting Convertible Preferred Stock (the “Series H Preferred Stock”). Each share of Series H Preferred Stock is convertible into 1,000 shares of the Company’s Common Stock, subject to stockholder approval, achievement of certain milestones and certain beneficial ownership limitations, which prohibit a holder from converting shares of Series H Preferred Stock into Common Stock to the extent that, after giving effect to such conversion, such holder and its affiliates would beneficially own more than a specified percentage (as elected by the holder between 4.9% and 19.9%) of the outstanding shares of Common Stock. As of the date of this prospectus, the applicable milestones have not been achieved and the required stockholder approval has not been obtained. Accordingly, the Series H Preferred Stock is not currently convertible into shares of Common Stock. The Company is currently considering to amend the milestones, including removing or revising some or all of them, and is still planning on holding a stockholder meeting to approve the conversion of the Series H Preferred Stock and any amendments to the Series H Preferred Stock.

Legal Proceedings

Ellenoff Grossman & Schole LLP

On March 17, 2025, Ellenoff Grossman & Schole LLP (“EGS”) filed a lawsuit against the Company in the Supreme Court of the State of New York, County of New York, seeking to recover unpaid legal fees, costs, and disbursements. EGS alleges that the Company failed to pay for legal services rendered from September 2023 through January 2025 and asserts claims for breach of contract, account stated, and quantum meruit. EGS is seeking monetary damages of approximately $749,301, plus applicable interest, costs, and disbursements.

The parties have entered into multiple stipulations extending the Company’s deadline to respond to the complaint. Most recently, on July 28, 2025, the deadline to answer, move, or otherwise respond was extended to January 13, 2026.

On January 12, 2026, EGS made a settlement proposal to resolve the matter for $450,000, consisting of an initial payment of $150,000 upon execution of a settlement agreement and the remaining $300,000 payable in equal monthly installments over a period of 12 to 16 months. EGS indicated that it would not accept payment contingent on financing or consideration in the form of equity.

The Company declined this proposal and has since continued to engage in discussions with EGS regarding a potential resolution.

On May 12, 2026, the Company entered into a Settlement Agreement and General Releases with EGS. Under the terms of the settlement agreement, the Company agreed to pay EGS an aggregate settlement amount of $360,000, consisting of (i) an initial payment of $100,000, which has been paid and (ii) three installment payments of approximately $86,667 payable over a one-year period. Upon receipt of the initial payment, EGS agreed to dismiss the pending litigation with prejudice.

Our Corporate Information

We were incorporated on January 30, 2014 in the State of Delaware under the name AzurRx BioPharma, Inc. In May 2014, we entered into a stock purchase agreement with Protea Biosciences Group, Inc. and its wholly owned subsidiary, Protea Biosciences, Inc., to acquire 100% of the outstanding capital stock of AzurRx SAS, formerly ProteaBio Europe SAS, a wholly owned subsidiary of Protea Biosciences, Inc. The acquisition was completed in June 2014. In October 2016, we completed our initial public offering and listed our Common Stock on the Nasdaq Capital Market.

On September 13, 2021, we completed the acquisition of First Wave Bio, Inc., which became our wholly owned subsidiary. In connection with that acquisition, AzurRx BioPharma, Inc. changed its name to First Wave BioPharma, Inc.

Effective October 26, 2022, our AzurRx SAS subsidiary was dissolved.

On March 13, 2024, we completed our merger with ImmunogenX, Inc. Following the merger, ImmunogenX became part of our corporate structure through ImmunogenX, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company. In May 2024, we changed our name from First Wave BioPharma, Inc. to Entero Therapeutics, Inc.

On March 24, 2025, we entered into a Rescission Agreement with ImmunogenX, LLC and the former shareholders of ImmunogenX, Inc. The rescission transaction was completed on December 31, 2025. Following the closing of that transaction, ImmunogenX, LLC ceased to be a subsidiary of the Company, and we no longer held any ownership interest in that business.

On September 30, 2025, we completed a share exchange transaction pursuant to which we acquired 100% of the outstanding equity interests of Grid AI Corp., a Nevada corporation. At the time of the acquisition, Grid AI Corp. owned 75% of the issued and outstanding equity interests of AMPX, which holds the operating subsidiary AMPX Limited. Following the transaction, GridAI Corp. and its subsidiaries became consolidated subsidiaries of the Company.

Effective December 1, 2025, we changed our corporate name from Entero Therapeutics, Inc. to GridAI Technologies Corp. In connection with this name change, our Nasdaq trading symbol changed from “ENTO” to “GRDX.”

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in Rule 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our shares held by non-affiliates equals or exceeds $250 million as of the prior June 30th, or (2) our annual revenues equaled or exceeded $100 million during such completed fiscal year and the market value of our shares held by non-affiliates equals or exceeds $700 million as of the prior June 30th. Such reduced disclosure and corporate governance obligations may make it more challenging for investors to analyze our results of operations and financial prospects.

Available Information

We maintain our corporate website at www. grid-ai.com. Information on our website does not constitute a part of, nor is it incorporated in any way, into this prospectus and should not be relied upon in connection with making an investment decision. Our SEC filings, including any amendments, will be made available free of charge on our website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

Our common stock is quoted on the Nasdaq under the symbol “GRDX”. We file annual, quarterly, and current reports, proxy statements and other information with the U.S. Securities Exchange Commission (the “SEC”) and are subject to the requirements of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). These filings are available to the public on the Internet on the SEC’s website at www.sec.gov.

Our principal business address is 433 Plaza Real, Suite 275, Boca Raton, Florida 33432, and our telephone number is (561) 589-7020.

THE OFFERING

Common Stock to be offered by the selling stockholders	Up to 161,260 shares of common stock, 2,941,200 shares of common stock issuable upon exercise of Pre-funded Warrants and 3,102,400 shares of common stock issuable upon Common Warrants.

Terms of the Offering:	The selling stockholders will determine when and how it will sell the Shares offered in this prospectus, as described in “Plan of Distribution.”

Common Stock outstanding prior to this offering	6,653,140 shares of common stock as of May 27, 2026

Use of proceeds	We will not receive any proceeds from the sale of the Shares offered hereby by the selling stockholders, although we may receive cash from the exercise of the Warrants.

Risk Factors	An investment in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of this prospectus and the similarly titled sections in the documents incorporated by reference into this prospectus.

Nasdaq Capital Market symbol	Our common stock is listed on the Nasdaq Capital Market under the symbol “GRDX.” We do not intend to apply for listing of the Warrants on any securities exchange or nationally recognized trading system.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the following risks and all of the other information contained or incorporated by reference in this prospectus before deciding whether to invest in our securities , including the risks and uncertainties described below and under the caption “Risk Factors” in our most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the SEC, in each case as these risk factors are amended or supplemented by subsequent Annual Reports on Form 10-K or Quarterly Reports on Form 10-Q. Our business, financial condition, results of operations and future prospects may be adversely affected as a result of such risks. In such an event, the market price of our common stock could decline, and you could lose part or all of your investment.

Risks Relating to Ownership of Our Securities

Our current dependency on external funding for our operations raises a substantial doubt about our ability to continue as a going concern. If we do not continue as a going concern, investors could lose their entire investment.

The accompanying consolidated financial statements have been prepared assuming that we will continue as a going concern. We have incurred significant operating losses and negative cash flows from operations since inception. As of March 31, 2026, we had cash and cash equivalents of approximately $386,000 and an accumulated deficit of approximately $212.1 million. We have incurred recurring losses, experienced recurring negative operating cash flows and require significant additional capital to execute our business plan.

On May 18, 2026, we completed two financing transactions providing for aggregate gross proceeds of approximately $7.8 million. At the closings, we received aggregate gross proceeds of approximately $3.6 million, with additional proceeds potentially available upon future exercise of related warrants, subject to their terms and conditions. Based on cash on hand as of May 18, 2026 and the proceeds from these financings, we currently anticipate having sufficient liquidity to fund planned operations into the third quarter of 2026. However, this estimate is based on assumptions that may prove to be incorrect, and we may require additional financing sooner than currently anticipated.

Historically, our primary sources of capital have consisted of proceeds from public and private offerings of equity securities, equity-linked securities and debt financings. We remain dependent on obtaining additional financing from external sources in order to continue funding operations, satisfy obligations, support commercialization activities associated with the GridAI and AMPX business, and continue any future development activities relating to Adrulipase. There can be no assurance that additional financing will be available on acceptable terms, on a timely basis, or at all.

We have been, and are expected to continue, exploring various potential strategies available including but not limited to raising capital, restructuring our indebtedness and identifying and evaluating potential strategic alternatives but there can be no assurance that these efforts will be successful, that the Company will be able to raise necessary capital on acceptable terms, reach agreement with lenders, or that the strategic review process will result in the Company pursuing any transaction or that any transaction, if pursued, will be completed on attractive terms or at all. We are evaluating all potential strategic options, including a merger, reverse merger, sale, wind-down, liquidation and dissolution or other strategic transaction. Additionally, there can be no assurances that any particular course of action, business arrangement or transaction, or series of transactions, will be pursued, successfully consummated or lead to increased stakeholder value or that it will make any cash distributions to stockholders. Any failure in these efforts could force us to delay, limit or terminate operations, make reductions in our workforce, discontinue research and development programs, liquidate all or a portion of assets or pursue other strategic alternatives, and/or seek protection under the provisions of the U.S. Bankruptcy Code.

Without adequate working capital, we may not be able to meet our obligations and continue as a going concern. We believe that additional capital will be needed to begin a Phase 3 clinical trial for Adrulipase. In this regard, we plan to seek follow-on financing by the end of the third quarter of 2026, which will be used solely to fund the Phase 3 trials. If the Company is not able to obtain necessary capital, we may be required to terminate operations, liquidate all or a portion of assets and/or seek bankruptcy protection. As a result, we have concluded that our plans at this stage do not alleviate substantial doubt about the ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

If shares of our common stock become subject to the penny stock rules, it would become more difficult to trade our shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not retain a listing on Nasdaq or another national securities exchange and if the price of our shares of common stock is less than $5.00 per share, our common stock could be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock, and therefore stockholders may have difficulty selling their shares. In addition, the regulations relating to penny stocks, coupled with the typically higher cost per trade to the investor of penny stocks due to factors such as broker commissions generally representing a higher percentage of the price of a penny stock than of a higher-priced stock, would further limit the ability of investors to trade in our Common Stock.

The sale of a substantial amount of our common stock, including resale of the Shares held by the selling stockholders in the public market, could adversely affect the prevailing market price of our common stock.

This prospectus covers the resale of 6,204,920 shares of our common stock held by the selling stockholders. Sales of substantial amounts of our common stock in the public market, or the perception that such sales might occur, could adversely affect the market price of our common stock. We cannot predict if and when selling stockholders may sell such shares in the public market.

Future sales of our common stock could lower our stock price and dilute existing stockholders.

We may, in the future, sell additional shares of common stock or other types of our securities in subsequent public or private offerings. We cannot predict the size or terms of future issuances of our securities or the effect, if any, that future sales and issuances of our securities will have on the market price of our common stock. Sales of substantial amounts of our securities, or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock. In addition, these sales may be dilutive to existing stockholders.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical facts contained in this prospectus, any prospectus supplement or the documents incorporated herein and therein by reference, including statements about future financial and operating results and performance, statements about our plans, objectives, expectations and intentions with respect to future operations, products and services, and other statements that are not historical facts, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements express or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “expect,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar conditional expressions. The forward-looking statements in this prospectus or the documents incorporated herein by reference are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of important factors that could cause actual results to differ materially from those in the forward-looking statements, including the factors described under Item 1A “Risk Factors” contained herein and in our most recently filed Annual Report on Form 10-K and Registration Statement on Form S-1.

Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties.

We cannot guarantee that the results and other expectations expressed, anticipated or implied in any forward-looking statement will be realized. The risks set forth under Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as revised or supplemented by our Quarterly Reports on Form 10-Q and other documents we file with the SEC, describe major risks to our business, and you should read and interpret any forward-looking statements together with these risks. A variety of factors, including these risks, could cause our actual results and other expectations to differ materially from the anticipated results or other expectations expressed, anticipated or implied in our forward-looking statements. Should known or unknown risks materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected in the forward-looking statements. You should bear this in mind as you consider any forward-looking statements.

You should read this prospectus and the documents that we incorporate by reference herein completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

USE OF PROCEEDS

The net proceeds from any disposition of the Shares will be received by the selling stockholders. We will not receive any of the proceeds from any such Shares offered by this prospectus. We will, however, receive the net proceeds of any Warrants exercised for cash. We expect to use the proceeds received from the exercise of the Warrants, if any, for the general working capital purposes.

DIVIDEND POLICY

We have not paid any dividends on our common stock since inception and we currently expect that, in the foreseeable future, all earnings, if any, will be retained for the development of our business and no dividends will be declared or paid. Any future dividends will be subject to the discretion of our Board of Directors and will depend upon, among other things, our earnings, if any, operating results, financial condition and capital requirements, general business conditions and other pertinent facts.

MAY 2026 PRIVATE PLACEMENTS

$2.54 million Financing

On May 8, 2026, May 11, 2026, and May 12, 2026, we entered into the Purchase Agreements with certain accredited investors for a private placement offering, or the Private Placement, of the Company’s shares of Common Stock, Pre-funded Warrants and Common Warrants. Pursuant to the Purchase Agreement, we sold (i) 74,000 shares of Common Stock, (ii) Warrants to purchase up to 1,270,001 shares of common stock, and (ii) 1,196,000 Pre-funded Warrants with each Pre-funded Warrant exercisable for one share of common stock. The combined purchase price for one share of Common Stock or Pre-Funded Warrant in lieu of share of Common Stock and one Common Warrants was $2.00. The Pre-funded Warrants have an exercise price of $0.00001 per share, subject to adjustment. The Common Warrants issuable pursuant to the Purchase Agreement dated May 8, 2026 have an exercise price of $2.56 per share, the Common Warrants issuable pursuant to the Purchase Agreement dated May 11, 2026 have an exercise price of $2.74 per share and the Common Warrants issuable pursuant to the Purchase Agreement dated May 12, 2026 have an exercise price of $2.89 per share, all subject to adjustment as set forth in the Common Warrants for stock splits, stock dividends, recapitalizations and similar customary adjustments. The Private Placement closed on May 18, 2026 (the “Closing Date”).

The Pre-funded Warrants are exercisable immediately and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. The Common Warrants are exercisable six months after the issuance date and expire five years from the earlier of the effective date of the Registration Statement or the date that the common stock underlying the Pre-Funded Warrants and Common Warrants can be resold without restriction or limitation pursuant to Rule 144. Both the Pre-funded Warrants and Common Warrants are exercisable on a cashless basis in the event that, at the time of exercise, there is not an effective registration statement for the resale of the shares underlying the Pre-funded Warrants or Common Warrants, as applicable. The respective Pre-funded Warrants or Common Warrants may not be exercised to the extent such exercise would cause the holder to beneficially own more than 4.99% of the Company’s issued and outstanding common stock. The exercise price of the Warrants is subject to appropriate adjustment in the event of stock splits, stock dividends, recapitalizations and similar customary adjustments.

In connection with the Purchase Agreements, we entered into a registration rights agreements, or the Registration Rights Agreements, with the investors. Pursuant to the Registration Rights Agreements, we are required to file a resale registration statement, or the Registration Statement, with the SEC to register for resale the common shares and shares issuable upon exercise of the Warrants within 15 days after the closing of the transactions contemplated by the Purchase Agreement, and to have such Registration Statement declared effective as promptly as possible after its filing. The Company is filing this registration statement in satisfaction of its obligation to file a registration statement under the Registration Rights Agreement.

$5.25 million Financining

On May 11, 2026, we entered into the Purchase Agreement with certain accredited investors for An additional private placement offering, or the Additional Private Placement, of the Company’s shares of Common Stock, Pre-funded Warrants and Common Warrants. Pursuant to the Purchase Agreement, we sold (i) 87,260 shares of Common Stock, (ii) Warrants to purchase up to 1,832,459 shares of common stock, and (ii) 1,745,199 Pre-funded Warrants with each Pre-funded Warrant exercisable for one share of common stock. The combined purchase price for one share of Common Stock or Pre-Funded Warrant in lieu of share of Common Stock and one Common Warrants was $2.865. The Pre-funded Warrants have an exercise price of $0.00001 per share, subject to adjustment, and the Common Warrants have an exercise price of $2.865 per share, subject to adjustment as set forth in the Common Warrants for stock splits, stock dividends, recapitalizations and similar customary adjustments. The Additional Private Placement closed on May 18, 2026 (the “Closing Date”).

The Pre-funded Warrants are exercisable immediately and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. The Common Warrants are exercisable exercisable immediately and expire five years from the earlier of the effective date of the Registration Statement or the date that the common stock underlying the Pre-Funded Warrants and Common Warrants can be resold without restriction or limitation pursuant to Rule 144. Both the Pre-funded Warrants and Common Warrants are exercisable on a cashless basis in the event that, at the time of exercise, there is not an effective registration statement for the resale of the shares underlying the Pre-funded Warrants or Common Warrants, as applicable. The respective Pre-funded Warrants or Common Warrants may not be exercised to the extent such exercise would cause the holder to beneficially own more than 4.99% of the Company’s issued and outstanding common stock. The exercise price of the Warrants is subject to appropriate adjustment in the event of stock splits, stock dividends, recapitalizations and similar customary adjustments.

In connection with the Purchase Agreement, we entered into a registration rights agreement, or the Registration Rights Agreement, with the investors. Pursuant to the Registration Rights Agreement, we are required to file a resale registration statement, or the Registration Statement, with the SEC to register for resale the common shares and shares issuable upon exercise of the Warrants within 15 days after the closing of the transactions contemplated by the Purchase Agreement, and to have such Registration Statement declared effective as promptly as possible after its filing. The Company is filing this registration statement in satisfaction of its obligation to file a registration statement under the Registration Rights Agreement.

SELLING STOCKHOLDERS

The Shares being offered by the selling stockholders are those Common Shares previously issued to the selling stockholders, and those issuable to the selling stockholders, upon exercise of the Warrants. For additional information regarding the issuances of the Common Shares and Warrants, see “2026 Private Placements” above. We are registering the Shares in order to permit the selling stockholders to offer the Shares for resale from time to time. Except for the ownership of the Common Shares and the Warrants, or as set forth in the table below, the selling shareholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of Common Stock by each of the selling stockholders. The second column lists the number of shares of Common Stock beneficially owned by each selling stockholder, based on its ownership of the shares of Common Stock and warrants, as of May 27, 2026, assuming exercise of the Warrants held by the selling stockholders on that date, without regard to any limitations on exercises. The third column lists the Shares being offered by this prospectus by the selling stockholders. The fourth column assumes the sale of all of the Shares offered by the selling stockholders pursuant to this prospectus.

In accordance with the terms of a Registration Rights Agreement with the selling stockholders, this prospectus generally covers the resale of the maximum number of shares of Common Stock issuable upon exercise of the related Warrants, determined as if the outstanding Warrants were exercised in full as of May 27, 2026, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the Registration Rights Agreement, without regard to any limitations on the exercise of the Warrants.

Under the terms of the Warrants, a selling stockholder may not exercise the warrants to the extent such exercise would cause such selling stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of Common Stock which would exceed 4.99%, of our then outstanding Common Stock following such exercise, excluding for purposes of such determination shares of Common Stock issuable upon exercise of the Warrants that have not been exercised. The numbers of Common Stock in the second and fourth columns do not reflect this limitation. The selling stockholders may sell all, some or none of their Shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of shares of Common Stock Beneficially Owned Prior to Offering		Maximum Number of shares of Common Stock to be Sold Pursuant to this Prospectus	Number of shares of Common Stock Beneficially Owned After Offering
North York LTD	4,438,555	(1)	2,010,800	2,427,755

Strategic EP LLC	4,001,984	(2)	1,935,800	2,066,184

VMD Legacy Capital	820,334	(3)	820,334	-

Gorilla Capital	1,163,466	(4)	1,163,466	-

Indigo Capital Investments LP	174,520	(5)	174,520	-

Nicholas D’Onofrio	100,000	(6)	100,000	-

(1)

Consists of (A) (i) 2,412,956 shares of common stock and (ii) 59,799 shares of common stock underlying common warrants issued in the August 2025 Offering, and (B) (i) 1,005,400 shares of common stock underlying Pre-Funded Warrants and (ii) 1,005,400 shares of common stock underlying Common Warrants. Ashwood Forbes, the director of North York LTD, has voting and investment control of the shares held by North York LTD, and may be deemed to be the beneficial owner of such shares. Ashwood Forbes, however, disclaims any beneficial ownership of the shares held by North York LTD.  All of the warrants have a blocker provision that subject the exercise/conversion of such securities to a 4.99% beneficial ownership limitation. The address of North York LTD is 007 Emily House, 1105 Leeward Highway, Providenciales P.O. Box 666, Turks and Caicos Islands. North York has excercised all of the PreFunded Warrants and 1,599,815 of Common Warrants from the August 2025 Offering.

(2)

Consists of (A)(i) 819,819 shares of common stock underlying pre-funded warrants and (ii) 1,246,365 shares of common stock underlying common warrants issued in the August 2025 Offering, and (B(i) 967,900 shares of common stock underlying Pre-Funded Warrants and (ii) 967,900 shares of common stock underlying Common Warrants. Alex Deitch, the manager of Strategic EP LLC, has voting and investment control of the shares held by Strategic EP LLC, and may be deemed to be the beneficial owner of such shares. Alex Deitch, however, disclaims any beneficial ownership of the shares held by Strategic EP LLC.  All of the warrants have a blocker provision that subject the exercise/conversion of such securities to a 4.99% beneficial ownership limitation. The address of Strategic EP LLC is 1050 Crown Pointe Parkway, Suite 500 Atlanta GA, 30338. Strategic EP LLC has excercised all of the PreFunded Warrants and 142,202 of Common Warrants from the August 2025 Offering.

In October 2025 and December 2025, we entered into financing arrangements that included promissory notes issued together with warrants to purchase shares of our Common Stock. The aggregate principal amount of the promissory notes issued under these arrangements with Strategic EP LLC was $1,125,000 with 380,000 of common share warrants issued. The notes do not bear stated interest and mature one year and one day from their respective issuance dates. The warrants issued in connection with these arrangements were issued in private transactions exempt from registration under Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D.

(3)	Consists of (i) 386,167 shares of common stock underlying Pre-Funded Warrants, (ii) 410,167 shares of common stock underlying Common Warrants, and (iii) 24,000 shares of Common Stock. Joshua Ackers, director of VMD Legacy Capital, has voting and investment control of the shares held by VMD Legacy Capital, and may be deemed to be the beneficial owner of such shares. Joshua Ackers, however, disclaims any beneficial ownership of the shares held by VMD Legacy Capital. All of the warrants have a blocker provision that subject the exercise/conversion of such securities to a 4.99% beneficial ownership limitation. The address of VMD Legacy Capital is Second Floor, Caribbean Plaza, 878 West Bay Road, PO Box 30310, Grand Cayman, KY1-1202 Cayman Islands.

(4)	Consists of (i) 581,733 shares of common stock underlying Pre-Funded Warrants, (ii) 581,733 shares of common stock underlying Common Warrants, and (iii) 24,000 shares of Common Stock. Joshua Ackers, director of Gorilla Capital, has voting and investment control of the shares held by Gorilla Capital, and may be deemed to be the beneficial owner of such shares. Joshua Ackers, however, disclaims any beneficial ownership of the shares held by Gorilla Capital. All of the warrants have a blocker provision that subject the exercise/conversion of such securities to a 4.99% beneficial ownership limitation. The address of Gorilla Capital is Second Floor, Caribbean Plaza, 878 West Bay Road, PO Box 30310, Grand Cayman, KY1-1202 Cayman Islands.

(5)	Consists of (i) 87,260 shares of common stock underlying Common Warrants, and (ii) 87,260 shares of Common Stock. Christian Girodet, director of Indigo Capital Investment LP, has voting and investment control of the shares held by Indigo Capital Investment LP, and may be deemed to be the beneficial owner of such shares. Christian Girodet, however, disclaims any beneficial ownership of the shares held by Indigo Capital Investment LP. All of the warrants have a blocker provision that subject the exercise/conversion of such securities to a 4.99% beneficial ownership limitation. The address of Indigo Capital Investment LP is 89 Nexus Way Camana Bay Grand Cayman KY1-9009, Cayman Island.

(6)	Consists of (i) 50,000 shares of common stock underlying Common Warrants, and (ii) 50,000 shares of Common Stock. All of the warrants have a blocker provision that subject the exercise/conversion of such securities to a 4.99% beneficial ownership limitation. The address of Nicholas D’Onofrio is 8369 W Fairview Ave. Littleton, CO 80128.

PLAN OF DISTRIBUTION

Each selling stockholder (the “Selling Stockholders”) of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF CAPITAL STOCK

The following is a summary of information concerning capital stock of GridAI Technologies Corp. (“us,” “our,” “we” or the “Company”) and certain provisions of our certificate of incorporation, as amended and restated, and amended and restated bylaws currently in effect. This summary does not purport to be complete and is qualified in its entirety by the provisions of our amended and restated certificate of incorporation, as amended (the “Charter”) and amended and restated bylaws (the “Bylaws”), each previously filed with the Securities and Exchange Commission (“SEC”) and incorporated by reference as an exhibit to the Annual Report on Form 10-K, as amended, as well as to the applicable provisions of the Delaware General Corporation Law (the “DGCL”).

General

Our authorized capital stock consists of:

•	100,000,000 shares of common stock, par value $0.0001 per share; and
•	10,000,000 shares of preferred stock, par value $0.0001 per share.

Common Stock

Holders of our common stock are entitled to one vote for each share held of record on all matters on which the holders are entitled to vote (or consent pursuant to written consent). Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote. Our Charter and Bylaws do not provide for cumulative voting rights.

Holders of our common stock are entitled to receive, ratably, dividends only if, when and as declared by our Board of Directors out of funds legally available therefor and after provision is made for each class of capital stock having preference over the common stock.

In the event of our liquidation, dissolution or winding-up, the holders of common stock are entitled to share, ratably, in all assets remaining available for distribution after payment of all liabilities and after provision is made for each class of capital stock having preference over the common stock.

Holders of our common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Preferred Stock

We currently have up to 10,000,000 shares of preferred stock, par value $0.0001 per share, authorized and available for issuance in one or more series. Our board of directors is authorized to divide the preferred stock into any number of series, fix the designation and number of each such series, and determine or change the designation, relative rights, preferences, and limitations of any series of preferred stock. The board of directors may increase or decrease the number of shares initially fixed for any series, but no decrease may reduce the number below the shares then outstanding and duly reserved for issuance. Currently, 5,194.805195 shares have been initially designated as Series B Convertible Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”), 75,000 shares have been initially designated as Series C 9.00% Convertible Junior Preferred Stock, par value $0.0001 per share (the “Series C Preferred Stock”), 150 shares have been initially designated as Series D Convertible Preferred Stock, par value $0.0001 per share (the “Series D Preferred Stock”), 150 shares have been initially designated as Series E Convertible Preferred Stock, par value $0.0001 per share (the “Series E Preferred Stock”), 7,000 shares have been initially designated as Series F Preferred Stock, par value $0.0001 (the “Series F Preferred Stock”), 13,000 shares have been initially designated as Series G Non-Votong Convertible Preferred Stock, par value $0.0001 (the “Series G Preferred Stock”), and 38,801.546 shares have been initially designated as Series H Preferred Stock. There were 475.56 shares of Series B Preferred Stock, 595.81 shares of Series G Preferred Stock and 38,801.546 shares of Series H Preferred Stock issued and outstanding on March 31, 2026 and there are currently no shares of Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock issued and outstanding. This leaves 9,860,703.648805 shares of preferred stock authorized but undesignated and unissued.

Series B Preferred Stock

Under the Series B Certificate of Designation, each share of Series B Preferred Stock will be convertible, at the holder’s option at any time, into our common stock at a conversion rate equal to the quotient of (i) the $7,700 stated value (the “Series B Stated Value”) divided by (ii) the conversion price of $4,851.00, subject to specified adjustments for stock splits, cash or stock dividends, reorganizations, reclassifications other similar events as set forth in the Series B Certificate of Designation. In addition, if at any time after January 16, 2021, the six month anniversary of the date of the closing of our private placement transaction on July 16, 2020, the closing sale price per share of our common stock exceeds 250% of the conversion price, or $12,127.50, for 20 consecutive trading days, then all of the outstanding shares of Series B Preferred Stock will automatically convert (the “Automatic Conversion”) into such number of shares of our common stock as is obtained by multiplying the number of shares of Series B Preferred Stock to be so converted, plus the amount of any accrued and unpaid dividends thereon, by the Series B Stated Value per share and dividing the result by the then applicable conversion price.

The Series B Preferred Stock contains limitations that prevent the holder thereof from acquiring shares of our common stock upon conversion (including pursuant to the Automatic Conversion) that would result in the number of shares beneficially owned by such holder and its affiliates exceeding 9.99% of the total number of shares of our common stock outstanding immediately after giving effect to the conversion, which percentage may be increased or decreased at the holder’s election not to exceed 19.99%.

Each holder of shares of Series B Preferred Stock, in preference and priority to the holders of all other classes or series of our stock, is entitled to receive dividends, commencing from the date of issuance. Such dividends may be paid by us only when, as and if declared by our Board of Directors, out of assets legally available therefore, semiannually in arrears on the last day of June and December in each year, commencing December 31, 2020, at the dividend rate of 9.0% per year, which is cumulative and continues to accrue on a daily basis whether or not declared and whether or not we have assets legally available therefore. We may pay such dividends at our sole option either in cash or in kind in additional shares of Series B Preferred Stock (rounded down to the nearest whole share), provided we must pay in cash the fair value of any such fractional shares in excess of $100.00. Under the Series B Certificate of Designations, to the extent that applicable law or any of our existing contractual restrictions prohibit any required issuance of additional shares of Series B Preferred Stock as in-kind dividends or otherwise (“Additional Shares”), then appropriate adjustment to the conversion price of the Series B Preferred Stock shall be made so that the resulting number of conversion shares includes the aggregate number of shares of our common stock into which such Additional Shares would otherwise be convertible.

Under the Series B Certificate of Designation, each share of Series B Preferred Stock carries a liquidation preference equal to the Series B Stated Value (as adjusted thereunder) plus accrued and unpaid dividends thereon (the “Series B Liquidation Preference”).

The holders of the Series B Preferred Stock, voting as a separate class, will have customary consent rights with respect to certain corporate actions by us. We may not take the following actions without the prior consent of the holders of at least a majority of the Series B Preferred Stock then outstanding: (a) authorize, create, designate, establish, issue or sell an increased number of shares of Series B Preferred Stock or any other class or series of capital stock ranking senior to or on parity with the Series B Preferred Stock as to dividends or upon liquidation; (b) reclassify any shares of common stock or any other class or series of capital stock into shares having any preference or priority as to dividends or upon liquidation superior to or on parity with any such preference or priority of Series B Preferred Stock; (c) amend, alter or repeal our Charter or Bylaws and the powers, preferences, privileges, relative, participating, optional and other special rights and qualifications, limitations and restrictions thereof, which would adversely affect any right, preference, privilege or voting power of the Series B Preferred Stock; (d) issue any indebtedness or debt security, other than trade accounts payable, insurance premium financings and/or letters of credit, performance bonds or other similar credit support incurred in the ordinary course of business, or amend, renew, increase, or otherwise alter in any material respect the terms of any such indebtedness existing as of the date of first issuance of shares of Series B Preferred Stock; (e) redeem, purchase, or otherwise acquire or pay or declare any dividend or other distribution on (or pay into or set aside for a sinking fund for any such purpose) any of our capital stock; (f) declare bankruptcy, dissolve, liquidate, or wind up our affairs; (g) effect, or enter into any agreement to effect, a Change of Control (as defined in the Series B Certificate of Designations); or (h) materially modify or change the nature of our business.

Series C Preferred Stock

Under the Series C Certificate of Designation, each share of Series C Preferred Stock will be convertible, at either the holder’s option or at our option at any time, into common stock at a conversion rate equal to the quotient of (i) the Series C Stated Value of $750 plus all accrued and accumulated and unpaid dividends on such share of Series C Preferred Stock divided by (ii) the conversion price of $ 47,250.00, subject to specified adjustments for stock splits, cash or stock dividends, reorganizations, reclassifications other similar events as set forth in the Series C Certificate of Designation.

The Series C Preferred Stock contains limitations that prevent the holders thereof from acquiring shares of our common stock upon conversion that would result in the number of shares beneficially owned by any such holder and its affiliates exceeding 9.99% of the total number of shares of our common stock outstanding immediately after giving effect to the conversion. As a result, the Series C Certificate of Designations provides for the issuance of pre-funded warrants to purchase shares of our common stock, with an exercise price of $0.003 per share and with no expiration date, if necessary to comply with this limitation.

Each holder of shares of Series C Preferred Stock, subject to the preference and priority to the holders of our Series B Preferred Stock, is entitled to receive dividends, commencing from the date of issuance of the Series C Preferred Stock. Such dividends may be paid only when, as and if declared by our Board of Directors, out of assets legally available therefore, quarterly in arrears on the last day of March, June, September and December in each year, commencing on the date of issuance, at the dividend rate of 9.0% per year. Such dividends are cumulative and continue to accrue on a daily basis whether or not declared and whether or not we have assets legally available therefore.

Under the Series C Certificate of Designation, each share of Series C Preferred Stock carries a liquidation preference equal to the Series C Stated Value plus accrued and unpaid dividends thereon and any other fees or liquidated damages then due and owing thereon.

The holders of the Series C Preferred Stock have no voting rights. We may not take the following actions without the prior consent of the holders of at least a majority of the Series C Preferred Stock then outstanding: (a) alter or change adversely the powers, preferences or rights given to the Series C Preferred Stock or alter or amend the Series C Certificate of Designations, (b) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation (as defined in the Series C Certificate of Designations) senior to, or otherwise pari passu with, the Series C Preferred Stock, (c) amend our certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of the Series C Preferred Stock, (d) increase the number of authorized shares of Series C Preferred Stock, or (e) enter into any agreement with respect to any of the foregoing.

Series D Preferred Stock

The following is a summary of the principal terms of the Series D Preferred Stock as set forth in the Certificate of Designation of the Series D Preferred Stock:

Dividends

The holders of Series D Preferred Stock will be entitled to dividends, on an as-if converted basis, equal to and in the same form as dividends actually paid on shares of Common Stock, when and if actually paid.

Voting Rights

The shares of Series D Preferred Stock has no voting rights, except the right to vote, with the holders of Common Stock, as a single class, on any resolution presented to stockholders for the purpose of obtaining approval of a proposed amendment to the Charter, to effect a reverse split of the outstanding shares of the Common Stock at a ratio to be determined (the “Reverse Split Amendment”), with each share of Series D Preferred Stock entitled to vote on an as-converted basis (whether or not such conversion shares are then convertible and disregarding any limitations on conversion) (however, in only this instance, the Series D Preferred Stock will be considered to convert at the Minimum Price (as defined in Nasdaq Listing Rule 5635(d)) immediately preceding the execution and delivery of the purchase agreement by and among the Company and the purchaser signatories thereto, or $ 125.811 per share).

As long as any shares of Series D Preferred Stock are outstanding, the Company may not, without the approval of a majority of the then outstanding shares of Series D Preferred Stock (a) alter or change adversely the powers, preferences or rights of the Series D Preferred Stock, (b) increase the number of authorized shares of Series D Preferred Stock, or (c) enter into any agreement with respect to any of the foregoing.

Liquidation

Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a “Liquidation”), the then holders of the Series D Preferred Stock shall be entitled to receive out of the assets available for distribution to stockholders of the Company an amount equal to 100% of the Stated Value and no more, prior and in preference to the Common Stock.

Conversion

The Series D Preferred Stock is convertible into Common Stock at any time after the date on which the Reverse Split Amendment is filed and effective with the Secretary of State of the State of Delaware (the “Reverse Stock Split Date”) at a conversion price of $94.50, subject to adjustment as set forth in the Series D Certificate of Designation (the “Series D Conversion Price”). Upon conversion the shares of Series D Preferred Stock will resume the status of authorized but unissued shares of preferred stock of the Company.

Conversion at the Option of the Holder

The Series D Preferred Stock is convertible at the Series D Conversion Price at the option of the holder at any time and from time to time from and after the Reverse Stock Split Date.

Mandatory Conversion and Forced Conversion by the Company

On the Reverse Stock Split Date or, if certain conditions are not satisfied on such date, on the first such date that such conditions are satisfied (but within and no later than 90 trading days after the Reverse Stock Split Date), the Company may give notice requiring the holders to convert the outstanding shares of Series D Preferred Stock into shares of Common Stock at the then-effective Series D Conversion Price on the 15th day following such notice.

Any time after November 12, 2022, subject to the satisfaction of certain conditions, the Company has the right to provide written notice to the holders to cause the holders to convert all or such part of their Series D Preferred Stock as specified in such notice into shares of Common Stock at the then-effective Series D Conversion Price on the date of such notice provided that the Company may not give such a notice more than once in any 60-day period and or within 60 days of a mandatory conversion pursuant to the provisions described in the previous paragraph.

Beneficial Ownership Limitation

The Series D Preferred Stock cannot be converted to common stock if the holder and its affiliates would beneficially own more than 4.99% (or 9.99% at the election of the holder) of the outstanding common stock. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon notice to us, provided that any increase in this limitation will not be effective until 61 days after such notice from the holder to us and such increase or decrease will apply only to the holder providing such notice.

Preemptive Rights

No holders of Series D Preferred Stock will, as holders of Series D Preferred Stock, have any preemptive rights to purchase or subscribe for our common stock or any of our other securities.

Redemption

The shares of Series D Preferred Stock are not redeemable by the Company.

Trading Market

There is no established trading market for any of the Series D Preferred Stock, and we do not expect a market to develop. We do not intend to apply for a listing for any of the Series D Preferred Stock on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Series D Preferred Stock will be limited.

Series E Preferred Stock

The following is a summary of the principal terms of the Series E Preferred Stock as set forth in the Certificate of Designation of the Series E Preferred Stock:

Dividends

The holders of Series E Preferred Stock will be entitled to dividends, on an as-if converted basis, equal to and in the same form as dividends actually paid on shares of common stock, when and if actually paid.

Voting Rights

The Series E Preferred Stock has no voting rights, except the right to vote, with the holders of Common Stock and holders of Series D Preferred Stock, as a single class, on the Reverse Stock Split Amendment. Each share of Series E Preferred Stock is entitled to 200,000,000 votes per share thereon; provided, that such shares of Series E Preferred Stock will, to the extent cast on the proposal to adopt and approve the Reverse Stock Split Amendment, be automatically and without further action of the holders voted in the same proportions as shares of Common Stock (excluding any shares of Common Stock that are not voted), Series D Preferred Stock and any other issued and outstanding shares of preferred stock of the Company having the right to vote thereon (other than the Series E Preferred Stock and shares of preferred stock not voted) are voted on such proposal. As an example, if 50.5% of the outstanding shares of Common Stock and Series D Preferred Stock voted at the meeting are voted in favor of the Reverse Split Amendment, the Company will count 50.5% of the votes cast by the holders of the Series E Preferred Stock, if any are outstanding, as votes in favor of the Reverse Split Amendment.

As long as any shares of Series E Preferred Stock are outstanding, the Company may not, without the approval of a majority of the then outstanding shares of Series E Preferred Stock (a) alter or change adversely the powers, preferences or rights of the Series E Preferred Stock, (b) increase the number of authorized shares of Series E Preferred Stock, or (c) enter into any agreement with respect to any of the foregoing.

Liquidation

Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a “Liquidation”), the then holders of the Series E Preferred Stock shall be entitled to receive out of the assets available for distribution to stockholders of the Company an amount equal to 100% of the Stated Value and no more, prior and in preference to the Common Stock.

Conversion

The Series E Preferred Stock is convertible into Common Stock at any time after the Reverse Stock Split Date at a conversion price of $94.50, subject to adjustment as set forth in the Series E Certificate of Designation (the “Series E Conversion Price”). Upon conversion the shares of Series D Preferred Stock will resume the status of authorized but unissued shares of preferred stock of the Company.

Conversion at the Option of the Holder

The Series E Preferred Stock is convertible at the Series E Conversion Price at the option of the holder at any time and from time to time from and after the Reverse Stock Split Date.

Mandatory Conversion and Forced Conversion by the Company

On the Reverse Stock Split Date or, if certain conditions are not satisfied on such date, on the first such date that such conditions are satisfied (but within and no later than 90 trading days after the Reverse Stock Split Date), the Company may give notice requiring the holders to convert the outstanding shares of Series E Preferred Stock into shares of Common Stock at the then-effective Series E Conversion Price on the 15th day following such notice.

Any time after November 12, 2022, subject to the satisfaction of certain conditions, the Company has the right to provide written notice to the holders to cause the holders to convert all or such part of their Series E Preferred Stock as specified in such notice into shares of Common Stock at the then-effective Series E Conversion Price on the date of such notice provided that the Company may not give such a notice more than once in any 60-day period and or within 60 days of a mandatory conversion pursuant to the provisions described in the previous paragraph.

Beneficial Ownership Limitation

The Series E Preferred Stock cannot be converted to Common Stock if the holder and its affiliates would beneficially own more than 4.99% (or 9.99% at the election of the holder) of the outstanding common stock.

However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon notice to us, provided that any increase in this limitation will not be effective until 61 days after such notice from the holder to us and such increase or decrease will apply only to the holder providing such notice.

Preemptive Rights

No holders of Series E Preferred Stock will, as holders of Series E Preferred Stock, have any preemptive rights to purchase or subscribe for our common stock or any of our other securities.

Redemption

The shares of Series E Preferred Stock are not redeemable by the Company.

Trading Market

There is no established trading market for any of the Series E Preferred Stock, and we do not expect a market to develop. We do not intend to apply for a listing for any of the Series E Preferred Stock on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Series E Preferred Stock will be limited.

Series F Preferred Stock

The following is a summary of the principal terms of the Series F Preferred Stock as set forth in the Certificate of Designation of the Series F Preferred Stock:

General; Transferability. Shares of Series F Preferred Stock will be uncertificated and represented in book-entry form. No shares of Series F Preferred Stock may be transferred by the holder thereof except in connection with a transfer by such holder of any shares of Common Stock held by such holder, in which case a number of one one-thousandths (1/1,000ths) of a share of Series F Preferred Stock equal to the number of shares of Common Stock to be transferred by such holder will be automatically transferred to the transferee of such shares of Common Stock.

Voting Rights. Each share of Series F Preferred Stock will entitle the holder thereof to 1,000,000 votes per share (and, for the avoidance of doubt, each fraction of a share of Series F Preferred Stock will have a ratable number of votes). Thus, each 0.001 of a share of Series F Preferred Stock would entitle the holder thereof to 1,000 votes. The outstanding shares of Series F Preferred Stock will vote together with the outstanding shares of Common Stock of the Company as a single class exclusively with respect to (1) any proposal (the “Reverse Stock Split Proposal”) to adopt an amendment to the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), to reclassify the outstanding shares of Common Stock into a smaller number of shares of Common Stock at a ratio specified in or determined in accordance with the terms of such amendment (the “Reverse Stock Split”) and (2) any proposal to adjourn any meeting of stockholders called for the purpose of voting on the Reverse Stock Split (the “Adjournment Proposal”). The Series F Preferred Stock will not be entitled to vote on any other matter, except to the extent required under the Delaware General Corporation Law.

Unless otherwise provided on any applicable proxy or ballot with respect to the voting on the Reverse Stock Split Proposal or the Adjournment Proposal, the vote of each share of Series F Preferred Stock (or fraction thereof) entitled to vote on the Reverse Stock Split Proposal, the Adjournment Proposal or any other matter brought before any meeting of stockholders held to vote on the Reverse Stock Split Proposal will be cast in the same manner as the vote, if any, of the share of Common Stock in respect of which such share of Series F Preferred Stock was issued as a dividend is cast on the Reverse Stock Split Proposal, the Adjournment Proposal or such other matter, as applicable, and the proxy or ballot with respect to shares of Common Stock held by any holder on whose behalf such proxy or ballot is submitted will be deemed to include all shares of Series F Preferred Stock (or fraction thereof) held by such holder. Holders of Series F Preferred Stock will not receive a separate ballot or proxy to cast votes with respect to the Series F Preferred Stock on the Reverse Stock Split Proposal, the Adjournment Proposal or any other matter brought before any meeting of stockholders held to vote on the Reverse Stock Split Proposal.

Dividend Rights. The holders of Series F Preferred Stock, as such, will not be entitled to receive dividends of any kind.

Liquidation Preference. The Series F Preferred Stock will rank senior to the Common Stock as to any distribution of assets upon a liquidation, dissolution or winding up of the Company, whether voluntarily or involuntarily (a “Dissolution”). Upon any Dissolution, each holder of outstanding shares of Series F Preferred Stock will be entitled to be paid out of the assets of the Company available for distribution to stockholders, prior and in preference to any distribution to the holders of Common Stock, an amount in cash equal to $0.0001 per outstanding share of Series F Preferred Stock.

Redemption. All shares of Series F Preferred Stock that are not present in person or by proxy at any meeting of stockholders held to vote on the Reverse Stock Split and the Adjournment Proposal as of immediately prior to the opening of the polls at such meeting (the “Initial Redemption Time”) will automatically be redeemed in whole, but not in part, by the Company at the Initial Redemption Time without further action on the part of the Company or the holder of shares of Series F Preferred Stock (the “Initial Redemption”). Any outstanding shares of Series F Preferred Stock that have not been redeemed pursuant to an Initial Redemption will be redeemed in whole, but not in part, (i) if such redemption is ordered by the Board in its sole discretion, automatically and effective on such time and date specified by the Board in its sole discretion or (ii) automatically upon the effectiveness of the amendment to the Certificate of Incorporation implementing the Reverse Stock Split.

Each share of Series F Preferred Stock redeemed in any redemption described above will be redeemed in consideration for the right to receive an amount equal to $0.001 in cash for each ten whole shares of Series F Preferred Stock that are “beneficially owned” by the “beneficial owner” (as such terms are defined in the certificate of designation with respect to the Preferred Stock (the “Certificate of Designation”)) thereof as of immediately prior to the applicable redemption time and redeemed pursuant to such redemption. However, the redemption consideration in respect of the shares of Series F Preferred Stock (or fractions thereof) redeemed in any redemption described above: (i) will entitle the former beneficial owners of less than ten whole shares of Series F Preferred Stock redeemed in any redemption to no cash payment in respect thereof and (y) will, in the case of a former beneficial owner of a number of shares of Series F Preferred Stock (or fractions thereof) redeemed pursuant to any redemption that is not equal to a whole number that is a multiple of ten, entitle such beneficial owner to the same cash payment, if any, in respect of such redemption as would have been payable in such redemption to such beneficial owner if the number of shares (or fractions thereof) beneficially owned by such beneficial owner and redeemed pursuant to such redemption were rounded down to the nearest whole number that is a multiple of ten (such, that for example, the former beneficial owner of 25 shares of Series F Preferred Stock redeemed pursuant to any redemption will be entitled to receive the same cash payment in respect of such redemption as would have been payable to the former beneficial owner of 20 shares of Series F Preferred Stock redeemed pursuant to such redemption).

The Series F Preferred Stock is not be convertible into, or exchangeable for, shares of any other class or series of stock or other securities of the Company. The Series F Preferred Stock has no stated maturity and is not be subject to any sinking fund. The Series F Preferred Stock is not subject to any restriction on the redemption or repurchase of shares by the Company while there is any arrearage in the payment of dividends or sinking fund installments.

Series G Preferred Stock

The following is a summary of the principal terms of the Series G Preferred Stock as set forth in the Certificate of Designation of the Series G Preferred Stock:

General; Transferability. Share of Series G Preferred Stock will be uncertificated and issued in book-entry form. Shares of Series G Preferred Stock may be transferred by the holders thereof without the consent of the Company, provided that such transfer is in compliance with applicable securities laws.

Conversion. Following stockholder approval of the conversion of the Series G Preferred Stock into Common Stock in accordance with the listing rules of the Nasdaq Stock Market (the “Conversion”), each share of Series G Preferred Stock will automatically convert into 333 shares of Common Stock, subject to certain limitations, including that a holder of Series G Preferred Stock is prohibited from converting shares of Series G Preferred Stock into shares of Common Stock if, as a result of such conversion, such holder, together with its affiliates, would beneficially own more than a specified percentage (to be established by the holder between 4.9% and 19.9%) of the total number of shares of Common Stock issued and outstanding immediately after giving effect to such conversion.

The Series G Preferred Stock is redeemable for cash at the option of the holder thereof at any time following the date that is six months after the initial issuance of the Series G Preferred Stock (without regard to the lack of obtaining the requisite stockholder approval to convert the Series G Preferred Stock into Common Stock), at a price per share equal to the then-current fair value of the Series G Preferred Stock, which shall be the last reported closing sale price of the Company’s Common Stock as reported on the Nasdaq Stock Market as of the trading day immediately prior to the conversion event.

Voting Rights. Except as otherwise required by law, the Series G Preferred Stock does not have voting rights. However, as long as any shares of Series G Preferred Stock are outstanding, the Company will not, without the affirmative vote of the holders of a majority of the then-outstanding shares of the Series G Preferred Stock, (i) alter or change adversely the powers, preferences or rights given to the Series G Preferred Stock or alter or amend the Certificate of Designation, amend or repeal any provision of, or add any provision to, the Charter or bylaws of the Company, or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of preferred stock, in each case if any such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series G Preferred Stock, regardless of whether any of the foregoing actions shall be by means of amendment to the Charter or by merger, consolidation, recapitalization, reclassification, conversion or otherwise, (ii) issue further shares of Series G Preferred Stock, (iii) prior to the earlier of stockholder approval of the Conversion or the six-month anniversary of issuance, consummate either: (A) any Fundamental Transaction (as in the Certificate of Designation) or (B) any stock sale to, or any merger, consolidation or other business combination of the Company with or into, another entity in which the stockholders of the Company immediately before such transaction do not hold at least a majority of the capital stock of the Company immediately after such transaction, or (iv) enter into any agreement with respect to any of the foregoing.

Liquidation Preference. The Series G Preferred Stock does not have a preference upon any liquidation, dissolution or winding-up of the Company.

Dividend Rights. Holders of Series G Preferred Stock are entitled to receive dividends on shares of Series G Preferred Stock equal to, on an as-if-converted-to-Common-Stock basis, and in the same form as dividends actually paid on shares of the Common Stock.

Redemption. The shares of Series G Preferred Stock shall not be redeemable at the option of the Company or the holder thereof.

Trading Market. There is no established trading market for any of the Series G Preferred Stock, and we do not expect a market to develop. We do not intend to apply for a listing for any of the Series G Preferred Stock on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Series G Preferred Stock will be limited.

Series H Preferred Stock

The following is a summary of the principal terms of the Series H Preferred Stock as set forth in the Certificate of Designation of the Series H Preferred Stock:

General; Transferability. Shares of Series H Preferred Stock are issued in book-entry form and may be transferred by the holders thereof without the consent of the Company, subject to compliance with applicable securities laws.

Conversion. Each share of Series H Preferred Stock is convertible into 1,000 shares of the Company’s Common Stock, subject to stockholder approval, achievement of certain milestones and certain beneficial ownership limitations, which prohibit a holder from converting shares of Series H Preferred Stock into Common Stock to the extent that, after giving effect to such conversion, such holder and its affiliates would beneficially own more than a specified percentage (as elected by the holder between 4.9% and 19.9%) of the outstanding shares of Common Stock. As of the date of this prospectus, the applicable milestones have not been achieved and the required stockholder approval has not been obtained. Accordingly, the Series H Preferred Stock is not currently convertible into shares of Common Stock. The Company is currently considering to amend the milestones, including removing or revising some or all of them, and is still planning on holding a stockholder meeting to approve the conversion of the Series H Preferred Stock and any amendments to the Series H Preferred Stock.

Voting Rights. Except as otherwise required by law, the Series H Preferred Stock does not have voting rights.

Liquidation Preference. Each share of Series H Preferred Stock has a stated liquidation preference of $618.53 per share.

Dividend Rights. Holders of Series H Preferred Stock are entitled to receive dividends on an as-if-converted-to-Common-Stock basis in the same form as dividends actually paid on shares of Common Stock.

Redemption. The Series H Preferred Stock is not redeemable at the option of the Company or the holder.

Trading Market. There is no established trading market for the Series H Preferred Stock, and the Company does not intend to apply for listing of the Series H Preferred Stock on any securities exchange.

Listing

Shares of our Common Stock are listed on the Nasdaq Capital Market under the symbol “GRDX”.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Colonial Stock Transfer, 66 Exchange Place, 1st Floor, Salt Lake City, Utah 84111 and its telephone number at that address is (801) 355-5740.

Anti-takeover Effects of Delaware Law and our Certificate of Incorporation and Bylaws

Certain provisions of Delaware law, our Charter and Bylaws discussed below may have the effect of making more difficult or discouraging a tender offer, proxy contest or other takeover attempt. These provisions are expected to encourage persons seeking to acquire control of our company to first negotiate with our Board of Directors. We believe that the benefits of increasing our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Law

We are subject to Section 203 of the DGCL. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless, prior to the date of the transaction, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares; or

•	at or subsequent to the date of the transaction, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a “business combination” to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any person that is:

•	the owner of 15% or more of the outstanding voting stock of the corporation;

•	an affiliate or associate of the corporation who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date; or

•	the affiliates and associates of the above.

Under specific circumstances, Section 203 makes it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation’s certificate of incorporation or bylaws, elect not to be governed by this section, effective 12 months after adoption.

Our Charter and Bylaws do not exclude us from the restrictions of Section 203. We anticipate that the provisions of Section 203 might encourage companies interested in acquiring us to negotiate in advance with our Board of Directors since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder.

Charter and Bylaws

Provisions of our Charter and Bylaws may delay or discourage transactions involving an actual or potential change of control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock.

LEGAL MATTERS

Certain legal matters relating to the issuance of the securities offered hereby have been passed upon for us by Sichenzia Ross Ference Carmel, LLP.

EXPERTS

The consolidated balance sheets of the Company as of December 31, 2025 and 2024, the related consolidated statements of operations and comprehensive loss, mezzanine equity and changes in stockholders’ equity (deficit) and cash flows for the years then ended, and the related notes, have been audited by Macias Gini & O’Connell LLP, independent registered public accounting firm, as stated in their report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, which is incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on May 1, 2026;
●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the SEC on May 27, 2026;
●	Our Current Reports on Form 8-K filed with the SEC on January 7, 2026, April 13, 2026, April 24, 2026, April 28, 2026, May 5, 2026, May 14, 2026, and May 20, 2026 (other than any portions thereof deemed furnished and not filed); and
●	the description of our Common Stock which is registered under Section 12(b) of the Exchange Act, in our registration statement on Form 8-A, filed on August 8, 2016, as supplemented and updated by the description of our capital stock set forth in Exhibit 4.20 of our Annual Report on Form 10-K for the year ended December 31, 2025, filed on May 1, 2026, including any amendment or reports filed for the purposes of updating this description.

We also incorporate by reference into this prospectus all documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus is a part and prior to the effectiveness of such registration statement and all documents that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but prior to the termination of the offering. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference into this document will be deemed to be modified or superseded for purposes of the document to the extent that a statement contained in this document or any other subsequently filed document that is deemed to be incorporated by reference into this document modifies or supersedes the statement.

We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests may be made in writing or by telephone at GridAI Technologies Corp., 433 Plaza Real, Suite 275, Boca Raton, Florida 33432. Our telephone number is (561) 589-7020. You may also find these documents in the “Investors” section of our website, www. grid-ai.com. The information on our website is not incorporated into this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We filed with the SEC a registration statement under the Securities Act for the securities offered by this prospectus. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our securities, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We file periodic reports under the Exchange Act, including annual, quarterly and special reports, and other information with the SEC. These periodic reports and other information are available for inspection and copying at the SEC regional offices, public reference facilities and on the website of the SEC referred to above.

We make available free of charge on or through our internet website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information found on our website, www.beyondair.net, other than as specifically incorporated by reference in this prospectus, is not part of this prospectus.

6,204,920 Shares of Common Stock

PROSPECTUS

   , 2026

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses to be incurred in connection with the offering described in this registration statement, all of which will be paid by us. All amounts are estimates except the SEC registration fee.

Amount
SEC registration fee	$4,155.97
Accountant’s fees and expenses	15,000
Legal fees and expenses	125,000
Printing and miscellaneous expenses	15,000
Total expenses	$159,155.97

Item 14. Indemnification of Directors and Officers.

Indemnification Agreements

On March 6, 2025, we entered into indemnification agreements with each of our directors and executive officers (the “D&O Indemnification Agreements”). The D&O Indemnification Agreements provide that the Corporation will indemnify each of its directors, executive officers, and such other key employees against any and all expenses incurred by that director or executive officer because of his or her status as one of the Corporation’s directors or executive officers, to the fullest extent permitted by Delaware law and the Corporation’s amended and restated certificate of incorporation. In addition, to the fullest extent permitted by Delaware law, the Corporation will advance all expenses incurred by its directors, executive officers, and other key employees in connection with a legal proceeding involving his or her status as a director, executive officer, or key employee.

Limitation of Liability and Indemnification of Officers and Directors

Our certificate of incorporation, as amended and restated, limits the liability of directors to the maximum extent permitted by Delaware General Corporation Law (the “DGCL”). The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by law and may indemnify employees and other agents. Our bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding.

Our bylaws, subject to the provisions of the DGCL contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he or she reasonably believed was in the best interest of the corporation. Insofar as indemnification for liabilities arising under the Securities Act of 1933 as amended, or the Securities Act, may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

The limitation of liability and indemnification provisions in our bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might provide a benefit to us and our stockholders. Our results of operations and financial condition may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

At present, there is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Item 15. Recent Sales of Unregistered Securities

In the three years preceding the filing of this registration statement, the Registrant has sold the following securities that were not registered under the Securities Act:

In June 2023, we issued inducement warrants to purchase 2,084 shares of Common Stock to certain employees as equity incentives, exempt from registration under Section 4(a)(2), Rule 506(b), or Section 3(a)(9) of the Securities Act.

In September 2023, we issued inducement warrants to purchase 1,667 shares of Common Stock to certain employees as equity incentives, exempt from registration under Section 4(a)(2), Rule 506(b), or Section 3(a)(9) of the Securities Act.

In July 2023 and December 2023, we issued an aggregate of 2,500 shares of Common Stock to a consultant with a grant date fair value of approximately $76,000 for investor relations services provided. The transaction was exempt from registration under Section 4(a)(2) of the Securities Act.

In December 2023, we issued inducement warrants to purchase 2,084 shares of Common Stock to certain employees as equity incentives, exempt from registration under Section 4(a)(2), Rule 506(b), or Section 3(a)(9) of the Securities Act.

In March 2024, we issued 12,277 shares of Common Stock and 11,777.418 shares of Series G Preferred Stock to the holders of ImmunogenX, Inc. in connection with a merger, and 6,159 shares of Common Stock and 595.808 shares of Series G Preferred Stock to Tungsten Capital Partners LP as compensation for its role as financial advisor, all exempt from registration under Section 4(a)(2) and/or Regulation D.

In May 2024, we issued 244,000 common warrants in a private placement exempt from registration under Section 4(a)(2) and/or Rule 506(b) of Regulation D. The gross proceeds from this offering were approximately $0.9 million.

In March 2024, April 2024 and June 2024, we issued an aggregate of 116,667 shares of Common Stock to a consultant with a grant date fair value of approximately $1.5 million for investor relations services provided.

In July 2024, we issued inducement warrants to purchase 1,175,116 shares of Common Stock in connection with the cash exercise of 587,558 previously issued warrants. The transaction was exempt from registration under Section 4(a)(2), Rule 506(b), or Section 3(a)(9) of the Securities Act. The exercise generated gross proceeds of approximately $1.9 million.

In August 2025, we issued an aggregate of (i) pre-funded warrants to purchase up to an aggregate of 1,626,282 shares of common stock and (ii) common stock purchase warrants to purchase up to an aggregate of 3,319,228 shares of common stock for gross proceeds to the Company of approximately $3,025,000. The combined purchase price for one pre-funded warrant and two common warrants is $1.8447. The purchase price for one additional common warrants is $0.375. We relied upon the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, for transactions not involving a public offering.

In September 2025, we issued (i) an aggregate of 424,348 shares of the Company’s common stock, $0.0001 par value per share and (ii) 38,801.546 shares of the Company’s Series H Preferred Stock in connection with our acquisition of GridAI Corp. All securities have been or will be issued in reliance on the exemptions from registration under the Securities Act provided by Section 4(a)(2) thereof and/or Regulation D thereunder.

In October 2025, we entered into agreements to issue warrants to purchase up to 200,000 shares of Common Stock in a private placement exempt from registration under Section 4(a)(2) and/or Rule 506(b) of Regulation D. The issuance of the warrants was in addition to a promissory note in the principal amount of $500,000 issued by us. The gross proceeds from the offering were 0.5 million.

In October 2025 and December 2025, we entered into financing arrangements that included promissory notes issued together with warrants to purchase shares of our Common Stock. The aggregate principal amount of the promissory notes issued under these arrangements was $3,299,000. The notes do not bear stated interest and mature one year and one day from their respective issuance dates. The warrants issued in connection with these arrangements were issued in private transactions exempt from registration under Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D. Total common warrants issued in connection with promissory notes issued are 713,600.

During the three months ended March 31, 2026, we issued warrants to purchase an aggregate of 303,696 shares of Common Stock in connection with promissory note financing transactions. The warrants have an exercise price of $2.50 per share. The issuance of such warrants was exempt from registration under Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D.

In addition, during the three months ended March 31, 2026, warrants and pre-funded warrants to purchase an aggregate of 1,429,118 shares of common stock were exercised, including 262,617 shares issued upon the exercise of pre-funded warrants. During the three months ended March 31, 2026, the Company also issued an aggregate of 455,000 shares of common stock in connection with the vesting of restricted stock units and equity compensation arrangements. The issuances described above were completed pursuant to applicable exemptions from registration under the Securities Act, including Section 4(a)(2), Rule 506(b) of Regulation D and Rule 701, as applicable.

In May 2026, we issued an aggregate of (i) 74,000 shares of common stock, (ii) pre-funded warrants to purchase up to an aggregate of 1,196,001 shares of common stock, and (iii) common stock purchase warrants to purchase up to an aggregate of 1,270,001 shares of common stock for gross proceeds to the Company of approximately $2.540,000. The combined purchase price for one share of common stock or Pre-Funded Warrant in lieu of share of common stock and one Common Warrants is $2.00. We relied upon the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, for transactions not involving a public offering.

In May 2026, we issued an additional aggregate of (i) 87,260 shares of common stock, (ii) pre-funded warrants to purchase up to an aggregate of 1,745,199 shares of common stock, and (iii) common stock purchase warrants to purchase up to an aggregate of 1,832,459 shares of common stock for gross proceeds to the Company of approximately $5,250,000. The combined purchase price for one share of common stock or Pre-Funded Warrant in lieu of share of common stock and one Common Warrants is $2.865. We relied upon the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, for transactions not involving a public offering.

The issuances described above were exempt from registration under the Securities Act pursuant to Section 4(a)(2), Rule 506(b) of Regulation D, Section 3(a)(9), or Rule 701, as applicable.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

See the Exhibit Index List below, which is incorporated by reference herein.

Exhibit No.	Description
2.1#	Agreement and Plan of Merger dated September 13, 2021, by and among the Company, Alpha Merger Sub, Inc., and Fortis Advisors LLC, as shareholder representative (incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K filed with the SEC on September 13, 2021).
2.2#	Agreement and Plan of Merger dated March 13, 2024, by and among First Wave BioPharma, Inc., IMMUNO Merger Sub II, LLC, and ImmunogenX Inc. (incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K filed with the SEC on March 13, 2024).##
2.3	Rescission Agreement effective March 24, 2025, by and among the Company, IMGX, currently a wholly owned subsidiary of the Company, and each of the individuals or entities who are the former shareholders of IMGX (incorporated by reference to Exhibit 2.1 of the Company's Current Report on Form 8-K filed with the SEC on March 25, 2025)
2.4	Amendment to Rescission Agreement effective July 15, 2025 by and among the Company, ImmunogenX, LLC, and the Shareholders (incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K filed with the SEC on July 16, 2025).
3.1	Amended and Restated Certificate of Incorporation of the Registrant, as amended. (incorporated by reference to Exhibit 3.1 of the Company’s Annual Report on Form 10-K filed with the SEC on March 20, 2023).
3.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 of the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 15, 2022).
3.3	Certificate of Amendment to the Amended and Restated Certificate of Incorporation, as amended, of First Wave BioPharma, Inc. dated December 13, 2023 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on December 14, 2023).
3.4	Certificate of Designation of Series G Non-Voting Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on March 13, 2024).
3.5	Certificate of Amendment to the Amended and Restated Certificate of Incorporation, as amended, of First Wave BioPharma, Inc. dated May 15, 2024 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on May 15, 2024).
3.6	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 of the Company’s Registration Statement on Form S-1, filed with the SEC on July 29, 2016).
3.7	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Entero Therapeutics, Inc. dated August 14, 2025 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8 - K filed with the SEC on August 15, 2025)
3.8	Certificate of Designation of Preferences, Rights and Limitations of Series H Non-Voting Convertible Preferred Stock filed with the Delaware Secretary of State on October 1, 2025 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8 - K filed with the SEC on October 6, 2025).
3.9	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Entero Therapeutics, Inc. dated November 26, 2025 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8 - K filed with the SEC on December 4, 2025)
4.1	Form of Warrant (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the SEC on July 20, 2020).
4.2	Form of Warrant for Convertible Notes Offering (incorporated by reference to Exhibit 4.2 of the Company’s Registration Statement on Form S-3 filed with the SEC on July 27, 2020).
4.3	Form of Private Placement Warrant (incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K filed with the SEC on January 4, 2021).
4.4	Form of Wainwright Warrant (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the SEC on January 8, 2021).
4.5	Form of Warrant (incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K filed with the SEC on March 10, 2021).
4.6	Form of Wainwright Warrant (incorporated by reference to Exhibit 4.3 of the Company’s Current Report on Form 8-K filed with the SEC on March 10, 2021).
4.7	Form of Wainwright Warrant (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the SEC on July 27, 2021).
4.8	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.3 of the Company’s Current Report on Form 8-K filed with the SEC on March 1, 2022).
4.9	Form of Warrant Amendment Agreement (incorporated by reference to Exhibit 4.4 of the Company’s Current Report on Form 8-K filed with the SEC on March 1, 2022).
4.10	Form of Warrant (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the SEC on July 18, 2022).
4.11	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K filed with the SEC on July 18, 2022).

4.12	Form of Common Warrant (incorporated by reference to Exhibit 4.36 of the Company’s Amendment No. 1 to its Registration Statement on Form S-1 filed with the SEC on July 7, 2023).
4.13	Form of Warrant (incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K filed with the SEC on July 21, 2023).
4.14	Form of Common Warrant (incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K filed with the SEC on March 5, 2024).
4.15	Form of Assumed Warrant (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the SEC on March 13, 2024).
4.16	Form of Common Warrant (incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K filed with the SEC on May 13, 2024).
4.17	Form of Inducement Warrant (incorporated by reference to Exhibit 4.1 of the Company’s Annual Report on Form 10-K filed with the SEC on July 11, 2024).
4.18	Form of Warrant (incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed with the SEC on December 30, 2019).
4.19	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the SEC on August 11, 2025).
4.21	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the SEC on August 11, 2025).
4.22	Form of Warrant (incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed with the SEC on August 11, 2025).
4.23	Form of Warrant (incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed with the SEC on October 22, 2025).
4.24	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the SEC on May14, 2026).
4.25	Form of Warrant (incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K filed with the SEC on May14, 2026).
4.26	Form of Warrant (incorporated by reference to Exhibit 4.3 of the Company’s Current Report on Form 8-K filed with the SEC on May14, 2026).
5.1*	Opinion of Sichenzia Ross Ference Carmel LLP
10.1†	2020 Omnibus Equity Incentive Plan (incorporated by reference to Exhibit 10.4 of the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 16, 2020).
10.2†	First Wave Purchase Agreement (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on January 8, 2021).
10.3	Settlement Agreement, by and between the Company and Fortis Advisors LLC, dated November 15, 2021 (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on November 16, 2021).
10.4	Form of Waiver (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on February 7, 2022).
10.5	Form on Indemnification Agreement (incorporated by referenced to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on May 5, 2022).
10.6	Form of Waiver Agreement (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on May 13, 2022).
10.7	Form of Term Sheet by and between the Representative and the Company, dated July 29, 2022 (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on July 29, 2022).
10.8#	Form of Settlement Agreement, by and between the Representative and the Company, dated November 30, 2022) (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on December 2, 2022).
10.9†	Amendment to the 2020 Omnibus Equity Incentive Plan (incorporated by reference to the Company’s Current Report on Form 8 - K filed with the SEC on June 23, 2023).
10.10#	License Agreement, dated September 13, 2023 (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8 - K filed with the SEC on October 10, 2023).
10.11#	Amended Credit Agreement, dated as of October 3, 2022 and amended on September 6, 2023 and March 13, 2024, by and between the Company and Mattress Liquidators, Inc. (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8 - K filed with the SEC on March 13, 2024).
10.12	Second Amended and Restated Revolving Loan Promissory Note, dated March 13, 2024 (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8 - K filed with the SEC on March 13, 2024).
10.13#	Security Agreement, dated as of October 3, 2022, by and between ImmunogenX and Mattress Liquidators, Inc. (incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8 - K filed with the SEC on March 13, 2024).
10.14	Lender Support Letter, dated as of March 13, 2024, by and between ImmunogenX and Mattress Liquidators, Inc. (incorporated by reference to Exhibit 10.4 of the Company’s Current Report on Form 8 - K filed with the SEC on March 13, 2024).

10.15	Form of Shareholder Note (incorporated by reference to Exhibit 10.5 of the Company’s Current Report on Form 8 - K filed with the SEC on March 13, 2024).
10.16	Form of Shareholder Security Agreement (incorporated by reference to Exhibit 10.6 of the Company’s Current Report on Form 8 - K filed with the SEC on March 13, 2024).
10.17	Form of Inducement Letter (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on July 11, 2024).
10.18	Revolving Loan Agreement (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on February 6, 2025).
10.19	Revolving Note (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the SEC on February 6, 2025).
10.20	Consulting Agreement dated March 6, 2025 with Skowron Accounting Professional Corporation (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on March 7, 2025).
10.21	Consulting Agreement dated March 6, 2025 with 2818390 Ontario Corp. (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the SEC on March 7, 2025).
10.22†	Form of Director Agreement (incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed with the SEC on March 7, 2025).
10.23†	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on August 11, 2025).
10.24†	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K filed with the SEC on August 11, 2025).
10.25	Consulting Agreement dated September 8, 2025 between Company and Access Alternative Group S.A. for appointment of Jason D. Sawyer as Chief Executive Officer of the Company (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on September 12, 2025).
10.26	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on October 6, 2025).
10.27	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on October 22, 2025).
10.28	Separation Agreement and Mutual Release dated November 28, 2025 between the Company, Richard Paolone and 2818390 Ontario Corp (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on December 4, 2025).
10.29	Amended and Restated Consulting Agreement dated December 19, 2025 between Company and Access Alternative Group S.A. (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on December 23, 2025).
10.30	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on May14, 2026).
10.31	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the SEC on May14, 2026).
10.32	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed with the SEC on May14, 2026).
16.1	Letter from Mazars USA LLP to the U.S. Securities and Exchange Commission, dated June 5, 2024 (incorporated by reference to Exhibit 16.1 of the Company’s Current Report on Form 8-K filed with the SEC on June 5, 2024).
16.2	Letter from Forvis Mazars, LLP to the U.S. Securities and Exchange Commission, dated August 15, 2024 (incorporated by reference to Exhibit 16.1 of the Company’s Current Report on Form 8-K filed with the SEC on August 15, 2024).
16.3	Letter from Macias Gini & O’Connell LLP to the U.S. Securities and Exchange Commission, dated August 29, 2024 (incorporated by reference to Exhibit 16.1 of the Company’s Current Report on Form 8-K filed with the SEC on August 29, 2024).
21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 of the Company’s Annual Report on Form 10-K filed with the SEC on May 1, 2025).

23.1*	Consent of Macias Gini & O’Connell LLP, independent registered public accounting firm
23.2*	Consent of Sichenzia Ross Ference Carmel LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page hereto)
107*	Filing Fee Table.

* Filed herewith.

# Certain portions of this exhibit (indicated by “[*****]”) have been omitted as we have determined (1) it is not material and (2) is the type that the Company treats as private or confidential.

## Certain annexes, schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted attachment to the SEC on a confidential basis upon request.

† Indicates a management contract or compensation plan, contract or arrangement.

(b) Financial statement schedules

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser:

(i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in the city of Boca Raton, State of Florida, on this 27th day of May, 2026.

GRIDAI TECHNOLOGIES CORP.

By:	/s/ Jason D. Sawyer
Name:	Jason D. Sawyer
Title:	Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jason D. Sawyer as his true and lawful attorney-in-fact and agent, with the full power of substitution, for him and in his name, place or stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and any other registration statements for the same offering pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Jason D. Sawyer	Chief Executive Officer and Director (Principal Executive Officer)	May 27, 2026
Jason D. Sawyer

/s/ Anna Skowron	Interim Chief Financial Officer (Principal Financial and Accounting Officer)	May 27, 2026
Anna Skowron

/s/ Edward J. Borkowski	Director	May 27, 2026
Edward J. Borkowski

/s/ Manpreet Uppal	Director	May 27, 2026
Manpreet Uppal

/s/ Jack Syage	Director	May 27, 2026
Jack Syage

/s/ Geordan G. Pursglove	Director	May 27, 2026
Geordan G. Pursglove